JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(l) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing, along with all other such undersigned, on behalf of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, no par value of Cascade Bancorp, and that this agreement be included as an Exhibit to such joint filing, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.  This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

[signatures on following page]

IN WITNESS WHEREOF, each of the undersigned has executed this Joint Filing Agreement as of this 28th day of May, 2008.

/s/ DAVID F. BOLGER

David F. Bolger

Two-Forty Associates , a Pennsylvania Limited Partnership

By: The David F. Bolger Revocable Trust, its General Partner

/s/ DAVID F. BOLGER

By: David F. Bolger Title: Trustee

THE DAVID F. BOLGER 2008 GRANTOR RETAINED ANNUITY TRUST, an Irrevocable Trust

/s/ DAVID F. BOLGER

By: David F. Bolger Title: Trustee

THE DAVID F. BOLGER 2008 NONGRANTOR CHARITABLE LEAD ANNUITY TRUST, a Charitable Annuity Trust

/s/ THOMAS M. WELLS

By: Thomas M. Wells Title: Trustee